EXHIBIT 5


                          PITNEY, HARDIN, KIPP & SZUCH
                               MAIL P.O. BOX 1945
                        MORRISTOWN, NEW JERSEY 07962-1945

                                                              November 15, 1996


Valley National Bancorp
1445 Valley Road
Wayne, New Jersey 07470
Attn.:  Mr. Gerald H. Lipkin, Chairman,
         President and Chief Executive Officer



                  We have acted as counsel to Valley National Bancorp ("Valley"), a New Jersey corporation which is a registered bank holding company, and Valley National Bank ("VNB"), a federally chartered commercial banking corporation which is a wholly owned subsidiary of Valley, in connection with the proposed merger of Midland Bancorporation, Inc. ("Midland") with and into Valley (the "Merger"). The Merger will be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of September 13, 1996 (the "Merger Agreement") by and among Valley, VNB, Midland and Midland's subsidiary, The Midland Bank and Trust Company ("Midland Bank"). The Merger Agreement contemplates that Midland Bank will be merged with and into VNB immediately following the Merger, pursuant to a related Bank Merger Agreement.

                  We have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Valley with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of shares of common stock of Valley, no par value (the "Shares") to be issued pursuant to the Merger Agreement.

                  We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, the Restated Certificate of Incorporation and By-laws of Valley, as currently in effect, and relevant resolutions of the Board of Directors of Valley; and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

                  In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

                  Based on the foregoing, it is our opinion that when, as and if the Registration Statement shall have become effective pursuant to the provisions of the Act, and the Shares shall have been duly issued and delivered in the manner contemplated by the Merger Agreement and the Registration Statement, including the Prospectus relating to the Shares (the "Prospectus"), the Shares will be legally issued, fully paid and non-assessable.

                  The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We consent to use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Prospectus.


                                                 Very truly yours,



                                                 PITNEY, HARDIN, KIPP & SZUCH